Press Release for Immediate Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 865-1053

Midwest Banc Holdings, Inc. Reports Increase in
Fourth Quarter 2003 Earnings

Highlights

•	Diluted earnings per share for the quarter increased 70.0% to $0.34 compared to the prior period.

•	Diluted earnings per share for the year increased 26.3% to $1.25 from $0.99 in 2002.

•	Nonperforming loans decreased in the fourth quarter.

•	Annualized loan growth of 7.9% was achieved in the fourth quarter.

•	Net interest margin improved to 3.21% in the fourth quarter.

•	$19.0 million in trust preferred securities were issued in December 2003.

(Melrose Park, IL – January 30, 2004). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, announced today that net income rose 92.6% to $6,313,000 for the three months ended December 31, 2003 compared to $3,277,000 for the three months ended December 31, 2002. Net income increased 39.7% to $22,781,000 for the year ended December 31, 2003 compared to $16,308,000 for the year ended December 31, 2002.

E.V. Silveri, Chairman of the Board, stated that “2003 was a challenging but successful year in many respects. We integrated Big Foot Financial and achieved the projected cost savings previously announced. We increased market share in key retail banking markets within our franchise and are completing construction of two new branch sites for 2004. Most noteworthy, our earnings have rebounded from 2002 levels with an increase in the net interest margin and loan originations.”

“We have made real progress in addressing the issues and challenges which affected our profitability in 2003,” affirmed Brad A. Luecke, President and Chief Executive Officer. “Management has taken aggressive steps to reduce non-performing loans, increase our allowance coverage ratio, and improve overall portfolio quality.”

Fourth Quarter Diluted Earnings Per Share Increased 70.0% Over Prior Year Period

Basic earnings per share for the three months ended December 31, 2003 increased 75.0% to $0.35 compared to $0.20 for the similar period of 2002. Diluted earnings per share for the three months ended December 31, 2003 increased 70.0% to $0.34 compared to $0.20 for the similar period of 2002. The net income for the three months ended December 31, 2002 reflected a $6,140,000 in provision for loan losses. The return on average assets for the three months ended December 31,

2003 was 1.11% compared to 0.66% for the prior year period. The return on average equity for the three months ended December 31, 2003 was 17.72% compared to 11.27% for the similar period in 2002.

Basic earnings per share for the year ended December 31, 2003 increased 26.7% to $1.28 compared to $1.01 for the similar period of 2002. Diluted earnings per share for the twelve months ended December 31, 2003 increased 26.3% to $1.25 compared to $0.99 for the similar period of 2002. The net income for the twelve months ended December 31, 2002 reflected an $18,532,000 in provision for loan losses. The return on average assets for the twelve months ended December 31, 2003 was 1.02% compared to 0.86% for the prior year period. The return on average equity for the year ended December 31, 2003 was 15.45% compared to 14.81% for the similar period in 2002.

Net Interest Income Trends

Net interest income increased $1,554,000, or 11.1%, to $15,609,000 in the fourth quarter of 2003 compared to $14,055,000 for the similar period in 2002. Net interest margin increased to 3.21% for the fourth quarter of 2003 compared to 3.15% for the similar period in 2002.

Net interest income for the twelve months ended December 31, 2003 increased $2,880,000, or 4.8%, to $62,282,000 compared to $59,402,000 for the similar period in 2002. Net interest margin was 3.17% for the twelve months ended December 31, 2003 compared to 3.46% for the year ended December 31, 2002.

Due to the continued low interest rate environment during 2003, the Company experienced net interest margin compression which was caused in part by the recognition of premium amortization expense associated with the mortgage-backed securities it holds in its investment securities portfolio. Amortization expense was $9,064,000 million for the twelve months ended December 31, 2003 compared to $5,255,000 for the similar period in 2002. The Company reduced its portion of the investment portfolio invested in mortgage-backed securities in an attempt to decrease the earnings volatility related to accelerated premium amortization due to mortgage refinancing. Accordingly as of December 31, 2003, mortgage-backed securities comprised 24.5% of the portfolio compared to 78.5% at December 31, 2002. As a result of the reallocation of the mortgage-backed securities and the slower prepayments on the remaining mortgage-backed securities, there was an improvement in the fourth quarter of 2003 with amortization expense decreasing to $1,294,000 for the three months ended December 31, 2003 compared to $2,305,000 and $2,774,000 for the three months ended December 31, 2002 and September 30, 2003, respectively.

Going forward, it is expected that the net interest margin will continue to improve moderately during the first and second quarters of 2004. Key factors for an expected improvement in the net interest margin include an increase in loan volumes, slower prepayments on the remaining mortgage-backed securities, continued benefit of interest rate swaps related to high interest rate FHLB advances, and the impact of deposit pricing strategies. The expected improvements in net interest margins also assume no further cuts or increases in interest rates by the Federal Reserve Board of Governors in the near term.

Fourth Quarter Other Income

Other income, excluding gains on securities transactions and trading account profits, was $3,676,000, a decrease of 6.9% or $271,000 on a comparable fourth quarter 2003 to 2002 basis. The other income to average assets ratio was 0.65% for the three months ended December 31, 2003 compared to 0.79% for the same period in 2002.

Service charges on deposits were $1,473,000 for the three months ended December 31, 2003 compared to $1,494,000 for the three months ended December 31, 2002. Insuran#e and brokerage commissions and derivative income increased $87,000 and $435,000 to $648,000 and $553,000, respectively, for the quarter ended December 31, 2003. Option fee income, mo2tgage banking fees, and the increase in cash surrender value of life insurance decreased $474,000, $165,000, and $144,000 respectively, for the three months ended December 31, 2003 to $358,000, $88,000, and $234,000, respectively compared to the similar period of 2002.

Other income, excluding gains on securities transactions and trading account profits, increased $5,622,000, or 46.3%, to $17,760,000 for the year ended December 31, 2003 compared to $12,138,000 for the twelve months ended December 31, 2002. The other income to average assets ratio was 0.79% for the twelve months ended December 31, 2003 compared to 0.64% for the same period in 2002.

Service charges on deposits increased $164,000 to $5,855,000 during the twelve months ended December 31, 2003. Derivative income, insurance and brokerage commissions, and mortgage banking fees increased $903,000, $754,000, and $355,000, respectively, for the year ended December 31, 2003 to $1,022,000, $2,244,000, and $1,048,000, respectively, compared to the similar period of 2002.

Option fee income increased $3,504,000 for the year ended December 31, 2003 to $5,326,000 compared to $1,522,000 for the similar period in 2002. Option fees are part of management’s ongoing strategy to manage risk in the securities portfolio and take advantage of favorable market conditions. Management has effectively used the proceeds from selling covered call and put options to offset net interest margin compression and has administered such sales in a coordinated process with the Company’s overall asset/liability management. Management is poised to adjust its option strategy when interest rates increase or decrease. There is no assurance that the option fee income realized through December 31, 2003 is sustainable in future periods.

Gains on securities transactions were $1,619,000 and $131,000 during the three months ended December 31, 2003 and December 31, 2002, respectively. For the year ended December 31, 2003, gains on securities transactions were $5,340,000 compared to $1,522,000 for the similar period in 2002. During the twelve months ended December 31, 2003, trading account losses were $14,000 compared to trading account profits of $348,000 during the similar period of 2002.

2003 Efficiency Ratio of 50.74%

Other expenses increased $2,433,000, or 27.2%, to $11,375,000 for the three months ended December 31, 2003 compared to $8,942,000 for the three months ended December 31, 2002. The other expenses to average assets ratio was 2.01% for the three months ended December 31, 2003 compared to 1.80% for the same period in 2002.

Salaries and employee benefits expense increased 15.4% or $797,000 to $5,986,000 during the three months ended December 31, 2003 compared to December 31, 2002. Occupancy and equipment expenses increased $326,000, or 25.2%, to $1,621,000 during the fourth quarter of 2003 compared to $1,295,000 for the same period in 2002.

The net overhead expense to average assets ratio was 1.36% for the fourth quarter of 2003 compared to 1.01% for the similar period in 2002. The efficiency ratio was 54.82% for the three months ended December 31, 2003 compared to 47.19% for the same period in 2002. The increase in the efficiency ratio was primarily due to the increase in other expenses during the quarter. Approximately $1,200,000 of other expenses were directly related to specific loan workouts, other real estate owned, and other professional services.

Other expenses increased $9,586,000 or 28.3% to $43,495,000 for the year ended December 31, 2003 compared to $33,909,000 for the twelve months ended December 31, 2002. The other expenses to average assets ratio was 1.95% for the twelve months ended December 31, 2003 compared to 1.79% for the same period in 2002.

Salaries and employee benefits expense increased 16.9% or $3,497,000 to $24,156,000 during the twelve months ended December 31, 2003 compared to the twelve months ended December 31, 2002. An increase in full-time staff positions, including brokerage staff, employees added through the acquisition of Big Foot Financial Corp. (“Big Foot”), and other new positions were the primary reasons for the increase in salaries and benefits. Increased health insurance costs also contributed to the increase in salaries and employee benefits.

Occupancy and equipment expenses increased $1,677,000 or 34.8% to $6,495,000 during the fourth quarter of 2003 compared to $4,818,000 for the comparable period in 2002. This increase reflects $1,309,000 due to the addition of the three branches acquired as a result of the Big Foot acquisition.

The net overhead expense to average assets ratio was 1.15% for the twelve months ended December 31, 2003 for the same as the similar period in 2002. The efficiency ratio was 50.74% for the twelve months ended December 31, 2003 compared to 45.19% for the same period in 2002.

Balance Sheet Trends

Total assets were $2.3 billion at December 31, 2003, an increase of $255.1 million, or 12.7%, compared to at December 31, 2002. Total earning assets increased $153.2 million, or 8.0%, to $2.1 billion at December 31, 2003 compared to at December 31, 2002, primarily as a result of the increase in the Company’s available-for-sale securities portfolio due to the increase in interest bearing deposits. Loans decreased by $55.4 million, or 4.9%, during the past twelve months to $1.1 billion from December 31, 2002. The Company sold $141.9 million of mortgage loans during the first quarter of 2003 that were acquired from Big Foot in an effort to reduce the interest rate risk of the portfolio. During 2003, overall loan demand was down as a result of current economic conditions, the successful completion of several large construction projects by existing borrowers, and other competitive factors. In addition, the decrease in loans was due to a corporate commitment to tighter credit standards and pricing disciplines applied to commercial and commercial real estate loans to protect long-term profitability.

Loans increased $20.8 million during the fourth quarter of 2003. The Company expects its business development efforts will generate additional growth in loans throughout 2004, despite highly competitive pricing conditions in commercial lending markets.

Total deposits increased 14.1% or $195.8 million to $1.6 billion during 2003 compared to $1.4 billion in 2002. The Company acquired $73.4 million in core deposits and $64.6 million in time deposits through the acquisition of Big Foot. Deposits at the three Big Foot branches increased 31.8% to $181.8 million at December 31, 2003 compared to January 3, 2003, the Big Foot acquisition date. Non-interest-bearing deposits were $160.7 million as of December 31, 2003, approximately $25.8 million higher than the $134.9 million level as of December 31, 2002.

Over the same period, interest-bearing deposits increased 13.5% or $170.0 million to $1.4 billion. Certificates of deposits less than $100,000 increased 20.3% or $124.9 million to $739.4 million at December 31, 2003 compared to $614.5 million in 2002. The Company’s strategy during 2003 was to reduce the levels of certificates of deposit over $100,000 and public funds. As a result, these types of deposits decreased $96.5 million from $235.5 million at December 31, 2002 to $139.0 at December 31, 2003. Most of the decrease was due to brokered certificates of deposit and public fund maturities. The Company’s marketing efforts have focused on core and time deposit account growth in its retail markets, reducing the need to rely on public funds and brokered certificates of deposit. Borrowings increased 10.8% or $49.8 million to $512.2 million in 2003 compared to $462.4 million in 2002. The increase was the result of the $19.0 million trust preferred offerings as well as the $33.0 million in FHLB advances acquired as a result of the acquisition of Big Foot.

Total stockholders’ equity was $143.1 million as of December 31, 2003 compared to $115.0 million as of December 31, 2002. The Company issued 1.6 million shares of common stock as partial payment of the purchase price of the acquisition of Big Foot, representing an increase of $30.4 million in equity. Total capital to asset ratio at December 31, 2003 was 9.40% compared to 7.66% at December 31, 2002.

Asset Quality and Nonperforming Loans

The allowance for loan losses was $15.7 million, or 1.45%, of total loans at December 31, 2003 compared to $20.8 million or 1.83% of total loans at December 31, 2002. The provision for loan losses was $10,205,000 for the twelve months ended December 31, 2003 compared to $18,532,000 for the twelve months ended December 31, 2002. Net charge-offs for the year ended December 31, 2003 were $8.9 million compared to $7.9 for the twelve months ended December 31, 2002. The net charge-off percentage to average loans was 0.79% and 0.73% at December 31, 2003 and December 31, 2002, respectively. Two charged-off loans represent $8.3 million, or 93.3%, of the net charged-off loans; a commercial loan totaling $7.2 million and a $1.1 million commercial real estate loan.

The allowance for loan losses to nonperforming loans ratio was 1.00x and 0.66x at December 31, 2003 and December 31, 2002, respectively. Nonperforming loans were $15.7 million and $31.5 million at December 31, 2003 and December 31, 2002, respectively. The nonperforming loans to total loans ratio for these two time periods was 1.45% and 2.78%, respectively. The nonperforming assets to total assets ratio was 1.00% and 1.60% for December 31, 2003 and December 31, 2002, respectively.

Other real estate owned was $6.9 million at December 30, 2003, an increase of $6.4 million compared to $533,000 at December 31, 2002. Included in other real estate owned is one property totaling $6.5 million. This property is a townhouse development for which the borrower ceased construction activities on the project and a construction manager has been appointed. The Company will continue the development and has engaged a well established construction contractor to complete the development in the next two years. There are 101 townhouse units to be built, and the Company expects full retirement of its outstanding other real estate owned amount.

Further decreases in nonperforming loans are anticipated in 2004, and prospects exist for a partial recovery of loans previously charged-off in 2003. The Company anticipates net charge-offs and the provision for loan losses to be reduced from 2002 and 2003 levels.

Trust Preferred Offerings

In December 2003, the Company formed MBHI Capital Trust III (“Trust III”) and MBHI Capital Trust IV (“Trust IV”), statutory trusts formed under the laws of the State of Delaware and wholly-owned subsidiaries of the Company. Trust III issued $9.0 million in aggregate liquidation amount of trust preferred securities in a private placement offering. The interest rate payable on the debentures and the trust preferred securities resets quarterly and is equal to LIBOR plus 3.00%. The junior subordinated debentures will mature on December 30, 2033, at which time the preferred securities must be redeemed, and are callable at par at any time after five years. Trust IV issued $10.0 million in aggregate liquidation amount of trust preferred securities in a private placement offering. The interest rate payable on the debentures and the trust preferred securities resets quarterly and is equal to LIBOR plus 2.85%. The junior subordinated debentures will mature on January 23, 2034, at which time the preferred securities must be redeemed, and are callable at par at any time after five years. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of the Trust III and Trust IV under the preferred securities.

Other Matters

On April 24, 2003, the Federal Reserve and the OBRE completed the on-site portion of their regularly scheduled annual examination of the Company’s banking subsidiaries. The examination included, among other items, a review of the Company’s over-all risk management, lending and credit review practices. The Company received the examination report during the third quarter of 2003. The Company is in discussions with the regulators over some form of regulatory action.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

###

This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
INCOME STATEMENT SUMMARY AND PER SHARE DATA

(In thousands, except per share data)

	Three Months Ended
	December 31,		2002-2003 Comparison
	2003	2002	$Change	$Change
Interest income	$27,384	$27,381	$3	0.0%
Interest expense	11,775	13,326	(1,551)	-11.6%

Net interest income	15,609	14,055	1,554	11.1%
Provision for loan losses	717	6,140	(5,423)	-88.3%
Other income	3,676	3,947	(271)	-6.9%
Net gains on securities transactions	1,619	131	1,488	1,135.9%
Other expenses	11,375	8,942	2,433	27.2%

Income before income taxes	8,812	3,051	5,761	188.8%
Provision for income taxes	2,499	(226)	2,725	-1,205.8%

Net income	$6,313	$3,277	$3,036	92.6%

Basic earnings per share	$0.35	$0.20	$0.15	75.0%

Diluted earnings per share	$0.34	$0.20	$0.14	70.0%

Cash dividends declared	$0.12	$0.10	$0.02	20.0%

	Twelve Months Ended
	December 31,		2002-2003 Comparison
	2003	2002	$Change	% Change
Interest income	$112,079	$112,721	$(642)	-0.6%
Interest expense	49,797	53,319	(3,522)	-6.6%

Net interest income	62,282	59,402	2,880	4.8%
Provision for loan losses	10,205	18,532	(8,327)	-44.9%
Other income	17,760	12,138	5,622	46.3%
Net gains on securities transactions	5,326	1,870	3,456	184.8%
Other expenses	43,495	33,909	9,586	28.3%

Income before income taxes	31,668	20,969	10,699	51.0%
Provision for income taxes	8,887	4,661	4,226	90.7%

Net income	$22,781	$16,308	$6,473	39.7%

Basic earnings per share	$1.28	$1.01	$0.27	26.7%

Diluted earnings per share	$1.25	$0.99	$0.26	26.3%

Cash dividends declared	$0.44	$0.40	$0.04	10.0%

	Three Months Ended		Quarter to
	December 31,	September 30,	Quarter Comparison
	2003	2003	$Change	% Change
Interest income	$27,384	$27,137	$247	0.9%
Interest expense	11,775	12,257	(482)	-3.9%

Net interest income	15,609	14,880	729	4.9%
Provision for loan losses	717	7,743	(7,026)	-90.7%
Other income	3,676	5,017	(1,341)	-26.7%
Net gains on securities transactions	1,619	773	846	109.4%
Other expenses	11,375	10,665	710	6.7%

Income before income taxes	8,812	2,262	6,549	289.5%
Provision for income taxes	2,499	(21)	2,520	12,000.0%

Net income	$6,313	$2,283	$4,029	176.5%

Basic earnings per share	$0.35	$0.13	$0.22	169.2%

Diluted earnings per share	$0.34	$0.12	$0.22	183.3%

Cash dividends declared	$0.12	$0.12	$0.00	0.0%

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2003	2002	2003	2003	2002
Income Statement Data:
Net income	$6,313	$3,277	$2,283	$27,781	$16,308
Net overhead expense to average assets (1)(2)	1.36%	1.01%	0.99%	1.15%	1.15%
Efficiency ratio (2)(3)(7)	54.82	47.19	50.03	50.74	45.19
Other income to average assets	0.65	0.79	0.88	0.79	0.64
Other expense to average assets	2.01	1.80	1.86	1.95	1.79
Per Share Data (3):
Earnings per share (basic)	$0.35	$0.20	$0.13	$1.28	1.01
Earnings per share (diluted)	0.34	0.20	0.12	1.25	0.99
Cash dividends declared	0.12	0.10	0.12	0.44	0.40
Book value at end of period	8.01	7.12	8.06	8.01	7.12
Tangible book value at end of period	7.79	6.93	7.83	7.79	6.93
Stock price at end of period	22.26	18.95	22.26	22.26	18.95
Average stock price	22.82	18.68	21.77	20.73	17.61
Selected Financial Ratios:
Return on average assets (4)	1.11%	0.66%	0.40%	1.02%	0.86%
Return on average equity (5)	17.72	11.27	6.33	15.45	14.81
Dividend payout	33.95	49.30	93.78	34.43	39.61
Loan to deposit	68.16	81.74	67.29	68.16	81.74
Average equity to average assets	6.28	5.85	6.30	6.60	5.83
Capital to assets	6.32	5.72	6.38	6.32	5.72
Tangible capital to assets	6.14	5.57	6.20	6.14	5.57
Tier I capital to risk-weighted assets	13.68	10.44	12.13	13.68	10.44
Tier II capital to risk-weighted assets	14.74	11.69	13.12	14.74	11.69
Net interest margin (tax equivalent) (6)(7)	3.21	3.15	3.00	3.17	3.46
Allowance for loan losses to total loans at the end of period	1.45	1.83	1.36	1.45	1.83
Net loans charged off to average total loans	-0.05	0.56	0.50	0.79	0.73
Nonperforming loans to total loans at the end of period (8)	1.45	2.78	1.61	1.45	2.78
Nonperforming assets to total assets (9)	1.00	1.60	1.10	1.00	1.60
Allowance to nonperforming loans	1.00x	0.66x	0.84x	1.00x	0.66x

	December 31,		September 30,
	2003	2002	2003
Balance Sheet Data:
Total assets	$2,264,149	$2,009,047	$2,253,854
Total earning assets	2,061,747	1,908,533	2,049,394
Average assets (quarter-to-date)	2,249,174	1,971,807	2,271,501
Average assets (year-to-date)	2,234,293	1,889,511	2,229,944
Total loans	1,081,296	1,136,704	1,060,448
Allowance for loan losses	15,714	20,754	14,452
Total deposits	1,586,411	1,390,648	1,576,007
Borrowings	512,160	462,382	504,756
Stockholders’ equity	143,081	114,951	143,734
Tangible stockholders’ equity (10)	139,082	111,929	139,735
Average equity (quarter-to-date)	141,340	115,308	143,065
Average equity (year-to-date)	147,487	110,101	149,559
Common Shares Outstanding	17,861	16,154	17,841
Average Shares Outstanding (quarter -to-date)	17,848	16,157	17,816
Average Shares Outstanding (year-to-date)	17,798	16,131	17,781

(1)	Other expenses less other income divided by average total assets.

(2)	Excludes net gains on securities transactions.

(3)	Other expense divided by the sum of net interest income (tax equivalent) plus other income.

(4)	Net income divided by quarter to date average assets.

(5)	Net income divided by quarter to date average equity.

(6)	Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.

(7)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

QTD	4Q03	4Q02	3Q03
Net interest income	$15,609	$14,055	$14,880
Tax equivalent adjustment to net interest income	1,154	803	1,079

Net interest income, tax equivalent basis	$16,763	$14,858	$15,959

YTD	4Q03	4Q02
Net interest income	$62,282	$59,402
Tax equivalent adjustment to net interest income	4,333	2,890

Net interest income, tax equivalent basis	$66,615	$62,292

(8)	Includes total nonaccrual and all other loans 90 days or more past due.

(9)	Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

(10)	Stockholders’ equity less goodwill. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	4Q03	4Q02	3Q03
Stockholders’ equity	$143,081	$114,951	$143,734
Goodwill	3,999	3,022	3,999

Tangible stockholders’ equity	$139,082	$111,929	$139,735